Exhibit 4.5
DESCRIPTION OF SECURITIES
The following description of the common stock of NorthWestern Corporation, a Delaware corporation is a summary of the general terms thereof and is qualified in its entirety by the provisions of our certificate of incorporation, as amended and restated (the “certificate of incorporation”), and bylaws, as amended and restated (the “bylaws”), copies of both of which have been filed as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and the laws of the state of Delaware.
Our certificate of incorporation authorizes us to issue 250,000,000 shares of stock, divided into two classes: (1) 200,000,000 shares of common stock, $0.01 par value per share, and (2) 50,000,000 shares of preferred stock, $0.01 par value per share. Our common stock is our only security registered under Section 12 of the Securities Exchange Act of 1934.
As of February 4, 2022, we had no preferred stock outstanding. However, our board of directors is authorized, subject to any limitations imposed by law, without the approval of our stockholders, to issue from time to time up to a total of 50,000,000 shares of our preferred stock, $0.01 par value per share, in one or more series, with each such series having such powers, including voting powers, preferences, and relative participating optional or other special rights and any qualifications, limitations or restrictions thereof, as our board of directors may determine at the time of issuance. Thus, without seeking stockholder approval, our board may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock.
The issuance of our preferred stock, while potentially providing us with flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or delay or deter a third party from attempting to acquire, a majority of our outstanding voting stock.
Dividend Rights
Subject only to any prior rights and preferences of any shares of our preferred stock that may in the future be issued and outstanding, the holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, the board of directors will declare a dividend.
Voting Rights
The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Under our certificate of incorporation, the voting rights, if any, of our preferred stock may differ from the voting rights of our common stock. The holders of our common stock do not have cumulative voting rights. Our bylaws provide for a plurality voting standard for the election of directors.
Liquidation Rights
If we were to liquidate, subject to the terms of any outstanding series of preferred stock, the holders of our common stock are entitled to receive pro rata our assets legally available for distribution to stockholders.
Other Rights
Our common stock is not liable to further calls or assessment. The holders of our common stock have no preemptive rights. Our common stock cannot be redeemed, and it does not have any conversion rights or sinking fund provisions.

Exhibit 4.5
Effects on Our Common Stock if We Issue Preferred Stock
As discussed above, our board of directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series. If we issue any preferred stock, it may negatively affect the holders of our common stock. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock. In addition, the ability of our board of directors to issue preferred stock may delay or prevent a change in control of NorthWestern Corporation.
Provisions of our Certificate of Incorporation and our Bylaws That Could Delay or Prevent a Change in Control
Our certificate of incorporation and bylaws contain provisions which will make it difficult to obtain control of NorthWestern Corporation if our board of directors does not approve the transaction. The provisions include the following:
Number of Directors, Vacancies, Removal of Directors
Our bylaws provide that our board of directors will have at least five and at most 11 directors. A majority of the continuing directors decide the exact number of directors at a given time and fill any new directorships and vacancies.
Our certificate of incorporation and bylaws provide that our directors may be removed, with or without cause, by a majority of the shares then entitled to vote in an election of directors. In addition, our certificate of incorporation provides that any action required or permitted to be taken by our stockholders, including the removal of directors, must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders. Our bylaws permit stockholders to call a special meeting if called by 25% or more of the outstanding shares of voting capital stock of the company.
No Cumulative Voting. Our certificate of incorporation does not provide for cumulative voting.
Advance Notice Provisions. Our bylaws require that for a stockholder to nominate a director or bring other business before an annual meeting, the stockholder must give written notice not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the stockholder must give notice not earlier than 120 days prior to such annual meeting, nor later than the later of 90 days prior to such annual meeting or 10 days after the day on which the public announcement of the date of the meeting was first made. In addition, if the number of directors to be elected to the board at an annual meeting is increased and there is no public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder must give notice, but only with respect to nominees for the additional directorships, so it is delivered not later than 10 days after the day on which such public announcement is first made.
All such notices must be received by our Corporate Secretary by the close of business on the specified date to be deemed to have been delivered on that date. The public announcement of an adjournment or postponement of an annual meeting does not commence a new time period or extend the foregoing time period.
No Stockholder Action by Written Consent. Our certificate of incorporation and bylaws provide that all action by stockholders must be taken at an annual or special meeting. The stockholders may not act by written consent. This provision prevents our stockholders from initiating or effecting any action by written consent, thereby limiting the ability of our stockholders to take actions opposed by our board of directors.
Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called by the chairman of the board of directors, the board of directors acting pursuant to a resolution adopted by a majority of the whole board of directors, or upon written notice to the board of directors by holders of 25% or more of our outstanding voting stock.

Exhibit 4.5
Provisions Relating to the Authorization of Business Combinations. Our certificate of incorporation requires that certain mergers, consolidations, sales or other dispositions of substantial assets, issuances of company securities and certain other Business Combinations involving us and any Interested Stockholder of our voting stock be approved by a majority of our Disinterested Directors or by the holders of at least 66 2/3% of the outstanding shares of capital stock of the company entitled to vote generally, excluding any shares beneficially owned by the Interested Stockholder or any Affiliate of any Interested Stockholder (as such terms are defined in the certificate of incorporation). This provision may be amended only by the approval of the holders of at least two-thirds of the outstanding shares of our voting stock.
Provisions of Delaware Law That Could Delay or Prevent a Change in Control
We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this law prohibits us from engaging in any “business combination” with any interested stockholder for a three-year period after such interested stockholder acquires the stock, unless:

•prior to the time that the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) the corporation’s officers and directors and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to the time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of its outstanding voting stock that is not owned by the interested stockholder.

    The term “business combination” is broadly defined to include mergers, consolidations, and sales and other dispositions of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation, and other specified transactions resulting in financial benefits to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

    The restrictions on business combinations with interested stockholders contained in Section 203 of the Delaware General Corporation Law do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute. Neither our certificate of incorporation nor our bylaws contains a provision electing to “opt-out” of Section 203. Section 203 of the Delaware General Corporation Law could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.
Listing
Our common stock is listed on the Nasdaq Stock Market LLC.
Transfer Agent and Registrar
The transfer agent and registrar for our capital stock is Computershare, Inc., Providence, Rhode Island.
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